EXHIBIT 99.1

Severn Bancorp, Inc.

FOR IMMEDIATE RELEASE

Contact:
Thomas G. Bevivino
Chief Financial Officer &
Executive Vice President
tbevivino@severnbank.com
410.260.2000

Severn Bancorp Announces $3.3 Million Increase in Fourth Quarter Earnings

ANNAPOLIS, MD (January 20, 2011) — Severn Bancorp, Inc., (Nasdaq: SVBI) parent company of Severn Savings Bank, FSB (“Severn”), today announced net income of $607,000 for the fourth quarter, an increase of $3.3 million compared to a net loss of  $2.7 million for the fourth quarter of 2009 .  Net income was $1.2 million, or ($.06) per share for the year ended December 31, 2010, compared to a net loss of $15.2 million, or ($1.68) per share for the year ended December 31, 2009.  Earnings per share is calculated using net income available for common shareholders, which is net income less preferred stock dividends.  At December 31, 2010, Severn also continued its trend of regulatory capital ratios exceeding the levels required to be considered “well capitalized” under applicable federal banking regulations, including its core (leverage) ratio of approximately 12.3% compared to the regulatory requirement of 5% for “well capitalized” status.

“We are happy to report a year over year increase in earnings, and while we remain cautious about the slow economic recovery, we are encouraged by positive economic signs, and are pleased with the results we are seeing with our continued shift toward being a full-service relationship bank.  Going forward we see particular opportunity in our ability to assist local businesses on their road to recovery with our increased emphasis on commercial lending,” said Alan J. Hyatt, president and chief executive officer.  Mr. Hyatt continued “We will continue our hard work and our commitment to our vision of being recognized as the premier community bank by Anne Arundel County residents and businesses.”

About Severn
Founded in 1946, Severn is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending.  It has assets of approximately $960 million and four branches located in Annapolis, Edgewater and Glen Burnie, Maryland.  The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution.  Severn is on the Web at www.severnbank.com.

Forward Looking Statements
In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements.  The forward-looking statements contained herein include, but are not limited to, those with respect to management’s determination of the amount of loan loss reserve and statements about the economy.  The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements.  The Company’s operations and actual results could differ significantly from those discussed in the forward-looking statements.  Some of the factors that could cause or contribute to such differences include, but are not limited to, changes in the economy and interest rates both in the nation and Company’s general market area, federal and state regulation, competition and other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.
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Severn Bancorp, Inc.
Selected Financial Data
(dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	December 30,	September 30,	June 30,	March 31,	December 31,
	2010	2010	2010	2010	2009

Summary Operating Results:
Interest income	$11,809	$12,083	$13,045	$12,596	$12,822
Interest expense	4,448	4,906	4,995	4,980	5,667
Net interest income	7,361	7,177	8,050	7,616	7,155
Provision for loan losses	1,200	1,000	1,000	2,544	5,458
	Net interest income (loss) after
provision for loan losses	6,161	6,177	7,050	5,072	1,697
Non-interest income	921	724	537	563	586
Non-interest expense	5,980	6,031	6,533	6,464	6,628
Income (loss) before income taxes	1,102	870	1,054	(829)	(4,345)
Income tax expense (benefit)	495	385	461	(301)	(1,694)
Net income (loss)	$607	$485	$593	$(528)	$(2,651)

Per Share Data:
Basic earnings (loss) per share	$0.02	$0.01	$0.02	$(0.10)	$(0.31)
Diluted earnings (loss) per share	$0.02	$0.01	$0.02	$(0.10)	$(0.31)
Common stock dividends per share	$-	$-	$-	$-	$-
Average basic shares outstanding	10,066,679	10,066,679	10,066,679	10,066,679	10,066,679
Average diluted shares outstanding	10,066,679	10,066,679	10,076,763	10,066,679	10,066,679

Performance Ratios:
Return on average assets	0.06%	0.05%	0.06%	-0.05%	-0.27%
Return on average equity	0.61%	0.47%	0.60%	-0.50%	-2.46%
Net interest margin	3.37%	3.17%	3.63%	3.49%	3.17%
Efficiency ratio*	57.84%	62.85%	56.97%	59.20%	61.36%

* The efficiency ratio is general and administrative expenses as a percentage of net interest income plus non-interest income

	As of
	December 30,	September 30,	June 30,	March 31,	December 31,
	2010	2010	2010	2010	2009

Balance Sheet Data:
Total assets	$962,543	$975,894	$1,002,284	$970,791	$967,788
Total loans receivable	808,808	816,726	840,049	842,529	848,927
Allowance for loan losses	(29,871)	(30,335)	(34,040)	(34,560)	(34,693)
Net loans	778,937	786,391	806,009	807,969	814,234
Deposits	714,776	717,319	742,042	712,376	710,329
Stockholders' equity	106,100	105,813	105,647	105,374	106,231
Bank's Tier 1 core capital to total assets	12.3%	12.1%	11.6%	11.9%	11.8%
Book value per share	$7.89	$7.86	$7.85	$7.82	$7.91

Asset Quality Data:
Non-accrual loans	$46,164	$53,563	$47,857	$50,556	$62,685
Foreclosed real estate	20,955	18,783	16,272	23,586	21,574
Total non-performing assets	67,119	72,346	64,129	74,142	84,259
Total non-accrual loans to net loans	5.9%	6.8%	5.9%	6.3%	7.7%
Allowance for loan losses	29,871	30,335	34,040	34,560	34,693
Allowance for loan losses to total loans	3.7%	3.7%	4.1%	4.1%	4.1%
Allowance for loan losses to total
non-performing loans	64.7%	56.6%	71.1%	68.4%	55.3%
Total non-accrual loans to total assets	4.8%	5.5%	4.8%	5.2%	6.5%
Total non-performing assets to total assets	7.0%	7.4%	6.4%	7.6%	8.7%